Exhibit 99.1
PRESS RELEASE

[QAD LOGO]	For more information, Contact:
	John Neale	Laurie Berman
	QAD Senior Vice President and	PondelWilkinson Inc.
	Treasurer	310.279.5980
	805.566.5117	investor@pondel.com
investor@qad.com
FOR IMMEDIATE RELEASE
QAD Stockholders Approve Recapitalization Plan
SANTA BARBARA, Calif., December 15, 2010 — QAD Inc. (NASDAQ: QADI), a global provider of enterprise software and services, today announced that its stockholders approved the previously announced recapitalization plan at a special stockholders meeting held on December 14, 2010. The recapitalization plan, which is designed to increase financial flexibility for QAD and its stockholders, will establish two classes of common stock: Class A common stock with 1/20th of one vote per share and Class B common stock with one vote per share.
Prior to the meeting, Institutional Shareholder Services (ISS) issued a report recommending a vote for approval of the plan. The majority of votes cast, both including and excluding the controlling shareholders’ vote, voted for an approval of the plan.
The recapitalization will become effective at 5:00 p.m. eastern standard time on December 15, 2010. At that time, QAD will reclassify each whole share of its existing common stock as one-tenth of a new share of Class B common stock. Each share of Class B common stock outstanding immediately thereafter as a result of the reclassification will be paid a dividend of four shares of Class A common stock prior to the markets open on December 16, 2010. To illustrate, a hypothetical QAD stockholder who currently owns 1,000 shares of common stock, will own 400 Class A shares, each with 1/20th of one vote, and 100 Class B shares, each with one vote, after the recapitalization.
QAD’s new Class A common stock and Class B Common stock will trade on the Nasdaq Global Select Market under the symbols QADA and QADB, respectively. It is expected that trading in such shares will commence on December 16, 2010.
Distribution of Class A common stock and Class B common stock to existing QAD stockholders.
Any stockholder whose shares of QAD’s existing common stock are registered in their name will receive a transmittal letter from the Company’s transfer agent as soon as practicable after the effective time of the recapitalization. The transmittal letter will be accompanied by instructions specifying how registered stockholders can receive the applicable shares of Class A common stock and Class B common stock together with any payment of cash in lieu of fractional shares. Registered stockholders holding shares of QAD’s existing common stock in certificate form will also be required to submit their certificates along with the letter of transmittal.
When registered stockholders submit their letters of transmittal (including any certificate(s) representing the pre-recapitalization shares of QAD common stock, if applicable), their post-recapitalization shares of Class A common stock and Class B common stock will be issued to them electronically in book-entry form. This means that, instead of receiving a new stock certificate, such registered stockholders will receive a statement of holding that indicates the number of post-recapitalization shares of Class A common stock and Class B common stock they own in book-entry form. QAD will no longer issue physical stock certificates unless stockholders make specific requests for share certificates.
Upon the effectiveness of the recapitalization, QAD intends to treat stockholders holding shares of QAD’s existing common stock in “street name” (that is, held through a bank, broker or other nominee) in the same manner as registered stockholders whose shares of QAD’s existing common stock are registered in their names. Banks, brokers or other nominees will be instructed to effect the recapitalization for their beneficial holders holding shares of QAD’s existing common stock in “street name;” however, these banks, brokers or other nominees may apply their own specific procedures for processing the recapitalization. Any QAD stockholder who holds shares of QAD’s existing common stock with a bank, broker or other nominee, should contact the applicable nominee with any questions in this regard.
About QAD Inc.
QAD is a leading provider of enterprise applications for global manufacturing companies. QAD applications provide critical functionality for managing manufacturing resources and operations within and beyond the enterprise, enabling global manufacturers to collaborate with their customers, suppliers and partners to make and deliver the right product, at the right cost and at the right time. Manufacturers of automotive, consumer products, electronics, food and beverage, industrial and life science products use QAD applications in more than 90 countries and in as many as 27 languages. For more information about QAD, telephone +1 805-566-6000, or visit the QAD website at www.qad.com.
“QAD” is a registered trademark of QAD Inc. All other products or company names herein may be trademarks of their respective owners.
Cautionary Note Regarding Forward-Looking Statements
This press release contains certain forward-looking statements made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. A number of risks and uncertainties could cause actual results to differ materially from those in the forward-looking statements. These risks include, but are not limited to, the terms, timing and effects of the recapitalization plan on the Company and its stockholders; evolving demand for the Company’s software products and products that operate with the Company’s products; the Company’s ability to sustain license and service demand; the Company’s ability to leverage changes in technology; the Company’s ability to sustain customer renewal rates at current levels; the publication of opinions by industry and financial analysts about the Company, its products and technology; the reliability of estimates of transaction and integration costs and benefits; the entry of new competitors or new offerings by existing competitors and the associated announcement of new products and technological advances by them; delays in localizing the Company’s products for new or existing markets; the ability to recruit and retain key personnel; delays in sales as a result of lengthy sales cycles; changes in operating expenses, pricing, timing of new product releases, and the method of product distribution or product mix; timely and effective integration of newly acquired businesses; general economic conditions; exchange rate fluctuations, ability to achieve savings from cost cutting measures; and the global political environment. In addition, revenue and earnings in the enterprise resource planning (ERP) software industry are subject to fluctuations. Software license revenue, in particular, is subject to variability with a significant proportion of revenue earned in the last month of each quarter. Given the high margins associated with license revenue, modest fluctuations can have a substantial impact on net income. For a more detailed description of the risk factors associated with the Company and the industries in which it operates, please refer to the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2010 and the Company’s other filings with the SEC.
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